SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2003 (February 7, 2003)

HealthStream, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-8833	62-1443555

(State or other jurisdiction of incorporation)	(Commission File Number)	Identification No.)

209 10th Avenue South, Suite 450 Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 301- 3100

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

HealthStream, Inc. (“HealthStream”) announced a summary of select business metrics from its Internet-based learning network. At December 31, 2002, approximately 580,000 healthcare professionals use HealthStream’s Internet-based Healthcare Learning Center™ for training and education, up from 300,000 at December 31, 2001. Newly contracted healthcare organizations, representing an additional 75,000 healthcare professionals, are in the process of being fully implemented to the Internet-based platform—which brings the total number of contracted subscribers to 655,000.

Concurrent with the growth of subscribers, the rate of course completions by both clinical and non-clinical employees grew over 200 percent during 2002; approximately 311,000 courses were completed in December 2002 while approximately 103,000 were completed during December 2001. For the year 2002, 2.3 million course completions were awarded to healthcare professionals subscribing to the Internet-based platform, cumulatively resulting in over 3 million course completions being awarded to date.

As anticipated, usage of the Healthcare Learning Center increased as the number of new subscribers increased—but usage also escalated as existing subscribers increasingly turned to HealthStream for additional learning solutions, such as Health Insurance Portability and Accountability Act (HIPAA). To that end, over 120,000 subscriptions to HealthStream’s licensed HIPAA curriculum were contracted during 2002.

Revenues for the year ended December 31, 2002 are expected to be approximately $15.8 million, as compared with $13.5 million for the year ended December 31, 2001, an increase of 17 percent. Fourth quarter 2002 revenues are expected to be $4.1 million, comparable with $4.1 million for the third quarter 2002.

Although HealthStream’s revenues from its Internet-based platform is increasing monthly—and thus correspondingly producing more recurring, predictable revenue streams—revenues in the third and fourth quarters were comparable since non-recurring revenues declined, offsetting the increase. As a result, the Company’s expectation to become cash flow positive, as measured by EBITDA, has been extended to the end of September 2003.

At December 31, 2002, the Company had cash, restricted cash, investments, and related interest receivable of approximately $20.4 million. Monthly net operating cash consumption for the fourth quarter ended December 31, 2002 was approximately $200,000 compared to $800,000 for the first quarter of 2002, representing a decrease of 75 percent. A steady decline in monthly net operating cash consumption marked each consecutive quarter in 2002, decreasing from approximately $800,000 to $640,000 to $390,000 to $200,000 in the first, second, third, and fourth quarters, respectively.

During 2002, improvements were made in several key areas of the Company’s operations, each having a favorable impact on financial progress. Days sales outstanding (DSO), a measure of the average age of receivables and the number of days needed to collect payment from customers, decreased to an average of 75 days for the fourth quarter 2002 from an average of 90 days for the fourth quarter 2001, an improvement of 17 percent.

Additional operational improvements made during 2002 directly enhance service to our customers. The implementation period for new subscribers to the Healthcare Learning Center, from contract signing to full availability to users, decreased from approximately 135 days in January 2002 to approximately 50 days in December 2002, a decrease of 63 percent. This improvement in the implementation process expedites service to customers and accelerates initiation of revenue recognition for the Company.

Other efficiencies were gained as content partners are added to our training library. To that end, a growing number of the Company’s content partners are now delivering their course content to our Internet-based platform in an advanced stage of development, reducing the time and in-house personnel required for the content-conversion process—and providing a quicker launch for our customers. Overall, the impact of new efficiencies gained throughout the year resulted in a reduction of 23 positions, bringing the total number of employees to approximately 170, as of January 31, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSTREAM, INC.

By: /s/ Arthur E. Newman

Arthur E. Newman Chief Financial Officer
February 7, 2003